AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of each series listed on Schedule A, (each a “Fund”), and Foundry Partners, LLC (the “Adviser”), a Delaware limited liability company, is made and entered into effective as of March 1, 2025 (the “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and presently offers shares of beneficial interest representing interests in separate investment portfolios, each a “series”;

WHEREAS, the Trust, on behalf of each Fund, and the Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund;

WHEREAS, the Trust, on behalf of each Fund, and the Adviser currently have in place an expense limitation agreement (the “Current Agreement”) that is set to expire on February 28, 2025;

WHEREAS, the Adviser has proposed, and the Board of Trustees (the “Board”) has determined, to amend and restate the Current Agreement as set forth in the Agreement so as to extend the expiration date of the expense limitation arrangement; and

WHEREAS, the board and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to agree to amend and restate the Current Agreement in the form of the Agreement;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.       EXPENSE LIMITATION

(a) Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of each Fund’s business, dividend expense on short sales, acquired fund fees and expenses, expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, and expenses that each Fund has incurred but did not actually pay because of an expense offset arrangement, if applicable, incurred by each Fund in any fiscal year), incurred by each Fund in any fiscal year (“Fund Operating Expenses”), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining each Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees

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reimbursed to each Fund relating to brokerage/services arrangements shall not be taken into account in determining each Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement exclude any “acquired fund fees and expenses” as that term is described in the prospectus of each Fund.

(b) Operating Expense Limit. Each Fund’s maximum operating expense limits (each an “Maximum Operating Expense Limit”) in any year shall be that percentage of the average daily net assets of each Fund as set forth on Schedule A attached hereto and incorporated by this reference.

(c) Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month each Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of each Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to each Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d) Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS

(a)       Reimbursement. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in the three years following the date the particular expense payment occurred, but only if such reimbursement can be achieved without exceeding the applicable Operating Expense Limit in effect at the time of the expense payment or the reimbursement (the “Reimbursement Amount”).

(b)       Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month each Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of each Fund for any month are less than the Operating Expense Limit that was in effect at the time of any previously waived or reduced fees and all other payments remitted by the Adviser to each Fund pursuant to Section 1, hereof, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

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(c)       Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

(d)       Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees for payment of any claim hereunder, and neither the Fund, nor any of the Trust’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.       TERM, MODIFICATION, AND TERMINATION OF AGREEMENT

This Agreement with respect to each Fund shall continue in effect until the expiration date set forth on Schedule A (the “Initial Term”). The Agreement shall continue in effect for successive twelve-month periods after the Initial Term (a “Subsequent Term”) provided that such continuance is specifically approved at least annually by the Adviser. With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Adviser may terminate or modify this Agreement prior to the end of the Initial Term or any Subsequent Term only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to a Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.       MISCELLANEOUS

(a)           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)           Interpretation. Nothing herein contained shall be deemed to require the Trust or each Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or each Fund.

(c)            Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

VALUED ADVISERS TRUST, on behalf of each Fund(s) listed on Schedule A	FOUNDRY PARTNERS, LLC
By: /s/ Carol J. Highsmith	By: /s/ Sara Saunders
Name: Carol J. Highsmith Title: Vice President and Secretary	Name: Sara Saunders Title: CFO

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SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

between

VALUED ADVISERS TRUST

and

FOUNDRY PARTNERS, LLC

Fund	Operating Expense Limit	Effective Date	Expiration Date

Foundry Partners Small Cap Value Fund (formerly Foundry Partners Fundamental Small Cap Value Fund)	1.25%	August 15, 2016	February 28, 2018
	1.25%	March 1, 2018	February 28, 2019
	1.25%	March 1, 2019	February 29, 2020
	1.25%	March 1, 2020	February 28, 2021
	1.25%	March 1, 2021	February 28, 2022
	1.25%	March 1, 2022	February 28, 2023
	0.99%	January 1, 2023	February 29, 2024
	1.25%	March 1, 2024	February 28, 2025
	1.25%	March 1, 2025	February 28, 2026

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